Exhibit 10.10

MASTER CLINICAL SERVICES AGREEMENT

This MASTER CLINICAL SERVICES AGREEMENT (“Agreement”), effectively dated as of the last date of authorized signature herein (“Effective Date”), is made by and between Acrux Pharmaceuticals, LLC, a Delaware limited liability company (“Sponsor”), with principal offices located at 22 Camelot Court, White Plains, NY 10603 and Syneos Health, LLC, a Delaware limited liability company, with principal offices located in the United States at 1030 Sync Street, Morrisville, North Carolina 27560, together with Syneos Health UK Limited, a company with principal offices located at Farnborough Business Park, 1 Pinehurst Road, Farnborough, Hampshire, GU14 7BF, England, Europe (“Syneos Health”).

WITNESSETH:

WHEREAS, Sponsor is engaged in the business of developing, manufacturing, distributing, and/or selling pharmaceutical products, biotechnological products, and/or medical devices;

WHEREAS, Syneos Health is engaged in the business of providing clinical research services, data management, and related services in the pharmaceutical, biotechnology, and medical device industries; and

WHEREAS, Sponsor and Syneos Health desire to agree on terms which will be applied to govern Syneos Health’s provision of services for Sponsor in connection with support of clinical investigation, management and/or research of a particular Study or Studies (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are mutually acknowledged, the Parties intending to be legally bound do hereby agree as follows:

1.	DEFINITIONS

1.1.	“Affiliates” means, with respect to a Party to this Agreement, any entity that directly or indirectly controls, is controlled by or is under common control with such Party. “Control”, “controls”, or “controlled” means the possession, directly or indirectly, of at least 50% of the share capital or voting rights or of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise. Any reference to “Syneos Health” in this Agreement shall be deemed to include its Affiliates unless otherwise so stated as being applicable to Syneos Health, LLC, or an individual Affiliate exclusively.

1.2.	“Applicable Law” means any international, national, federal, state, and local laws and regulations, including, without limitation, FDA regulations, the Food, Drug, and Cosmetic Act and, as applicable to a Study or the Services, accepted standards of Good Clinical Practice (“GCP”) and International Conference on Harmonization (“ICH”) guidelines.

1.3.	“Change Order” means an amendment to a Work Order that captures a change in the scope of Services or other Study specific parameters, which may include an increase or decrease in the Direct Costs and Pass Through Costs and/or any timeline adjustments required due to the change in assumptions. Each Change Order shall be agreed in writing between the Parties and expressly approved by an authorized individual on behalf of each Party.

1.4.	“Clinical Trial Agreement” means the executed contractual agreement between Sponsor (and/or Syneos Health) and the Investigator or Site that manages the relationship, financial support and/or proprietary information during the performance of the Study by such Investigator or Site.

1.5.	“Commercially Reasonable Efforts” means the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by a Party, consistent with generally accepted industry standards with regard to the activity to be undertaken.

1.6.	“Confidential Information” means all non-public, protected and/or proprietary information in the broadest sense communicated, observed, or heard, by either Sponsor or Syneos Health, including either Party's employees, Subcontractors, consultants, agents, and Affiliates that relates to past, present or future research, development, processes, protocol(s), financial statements, personnel information, pricing and/or business activities of the Party disclosing the Confidential Information (the “Disclosing Party”) and its respective systems, procedures, algorithms, and data of which the Party receiving the Confidential Information (the “Receiving Party”) may construct, acquire, access, or possess by reason of this Agreement. Confidential Information will include any Confidential Information disclosed previously by a Disclosing Party to a Receiving Party in connection with the discussions among the Parties with respect to the subject matter of this Agreement. The Parties further agree that Confidential Information shall include that information discovered during an audit of either Party’s or its respective Affiliates’ facilities.

1.7.	“Direct Costs” means the price charged for labor in the performance of Services as set forth in the applicable Work Order.

1.8.	“Early Phase Services” means any combination of the following services: performance by Syneos Health of a clinical trial at a Syneos Health facility where Syneos Health would serve as a Site, bioanalytical analysis, statistics, validations, pharmacokinetics and related services.

1.9.	“FDA” means the United States Food and Drug Administration.

1.10.	“Investigator” means a qualified clinical investigator as defined in ICH E6 4.1.1 engaged to conduct a clinical investigation of a particular Study and/or Study Product, excluding Syneos Health investigators performing Early Phase Services. For purposes of clarification, Investigators are not Subcontractors, Third Party Vendors, agents, or representatives of either Party.

1.11.	“Party” means either Syneos Health or Sponsor, and collectively as “Parties”.

1.12.	“Pass Through Costs” means any costs that are not Direct Costs incurred by Syneos Health in the performance of Services, including, without limitation, for Service-related travel, Third Party Vendor fees for items such as printing, laboratory services, shipping and facsimile costs, language translation, telephone charges, advertising, investigator meeting expenses, and/or other expenses associated with the Services. Travel costs include, but are not limited to, those associated with reasonable transportation, lodging, internet connection, and meals. For purposes of clarification, Investigator Grants (as defined in Section 4.3.1) are not considered Pass Through Costs.

1.13.	“Protocol” means the written protocol including the clinical testing procedures, conditions, and instructions for conducting a particular Study.

1.14.	“Regulatory Authority” means the FDA or any other local, state, national or multinational regulatory authority or government agency that is equivalent to or has any similar regulatory functions or responsibilities as the FDA.

1.15.	“Services” means the particular clinical research services and other tasks to be performed by Syneos Health for a given Study or project pursuant to this Agreement, as set forth in the Work Order.

1.16.	“Site” means a hospital, clinic, institution, academic institution, or practicing physician’s office participating in the conduct of the Study.

1.17.	“Study” or “Studies” means the clinical investigation, management and/or research activities related to a particular human clinical trial, or similar Sponsor project conducted pursuant to the applicable Protocol.

1.18.	“Study Product” means, for a given Study, the therapeutic compound or device of Sponsor that is the subject of such Study, as well as any applicable placebo, potential product, or device administered as a result of the Protocol.

1.19.	“Study Records” refers to all information regardless of purpose, format, location, system or origination that is a result of the conduct of a Study and/or performance of Services.

1.20.	“Subcontractor” means any entity or individual other than Syneos Health or Syneos Health’s Affiliates who is performing Services which Syneos Health agreed to directly perform for Sponsor in a Work Order.

1.21.	“Syneos Health Personnel” means employees of Syneos Health or of any Syneos Health Affiliate performing the Services in connection with a given Work Order.

1.22.	“Third Party Vendor” means any entity approved by Sponsor (whether in writing or in a Work Order) that performs ancillary services for a Study or the Services pursuant to a contract entered into by either Sponsor or Syneos Health, or any agent or representative of either. Third Party Vendors include, but are not limited to, central labs, drug depots, meeting planners, transportation companies, translation vendors, scale providers, equipment providers, electronic data capture (EDC) providers or any other vendor performing services not within those offered by Syneos Health. For purposes of clarification, Third Party Vendors shall not include Subcontractors, Investigators or Sites.

1.23.	“Work Order” means an individual project agreement executed between Sponsor and Syneos Health that: (i) expressly incorporates the terms and conditions of this Agreement; (ii) is made with respect to such specific Study or Sponsor project; (iii) is signed by both Parties; and (iv) specifies the parameters and sets forth the details of the Services to be performed by Syneos Health in conducting the Study or project, including, without limitation, the scope of work, Study/Service-specific assumptions, estimated time period for completing Services, major Study milestones and target dates, estimated budget, payment and currency schedules, resource allocation, and/or other specific Services to be performed by Syneos Health.

1.24.	“Work Product” means all data and information generated or derived by Syneos Health as the result of Services performed by Syneos Health under this Agreement or through the use of or access to the Sponsor Confidential Information.

2.	SERVICES

2.1.	Use of Affiliates. An Affiliate of a Party can enter into or perform Services in association with Work Orders under this Agreement with the other Party or an Affiliate of the other Party, with such Affiliates being bound by the terms and conditions contained herein; provided that such Party shall remain responsible for the actions and omissions of its Affiliates.

2.2.	Work Orders.

2.2.1.	Each Work Order will incorporate this Agreement by reference, subject to mutually agreeable Change Orders. Each Work Order shall constitute a unique agreement and shall stand alone with respect to any other Work Order entered under this Agreement. To the extent that terms and/or provisions of a Work Order conflict with the terms and/or provisions of this Agreement, the terms and/or provisions of this Agreement shall control unless the Work Order expressly states otherwise.

2.2.2.	The Parties agree that the Work Order shall set forth a reasonable schedule for the Services to be performed, and each Party will use Commercially Reasonable Efforts to comply with the timelines stated therein.

2.2.3.	To the extent a Work Order includes the provision of Early Phase Services, then the terms set forth in Appendix A shall apply to the Early Phase Services in addition to the terms set forth in this Agreement and the relevant Work Order.

2.3.	Start-Up Agreements. Prior to finalization of the respective Work Order, Syneos Health and Sponsor may enter into a start-up agreement (“Start-Up Agreement”). Syneos Health may commence certain start-up services with respect to that Study or project pursuant to the Start-Up Agreement prior to finalization of the full-Study or project Work Order. Upon finalization of the full-Study or project Work Order, the respective Start-Up Agreement Services (if any) will be integrated into and superseded by the full Work Order.

2.4.	Change Orders.

2.4.1.	If either Party requests a change in the scope of Services or if there are changes to the assumptions upon which the Work Order is based (including, but not limited to, a change in start date for a Study or suspension of a Study), the Parties will agree to such changes in writing prior to their implementation.

2.4.2.	Once a change is identified, Syneos Health shall provide written description of such change, including any impact to the budget, if any, in a Change Notification Form (“CNF”). The CNF will be submitted to Sponsor for verification. Sponsor’s execution of the CNF shall serve as approval and instruction for Syneos Health to proceed with the modification of Services and budget revisions as set forth in the CNF. Upon signature of the CNF by Sponsor, the services set forth in the CNF will be considered Services to be performed by Syneos Health governed by and subject to the terms and conditions of this Agreement and the corresponding Work Order. The CNF process described herein shall not apply to Early Phase Services.

2.4.3.	A Change Order shall be completed when the cumulative CNF(s)’ Direct Costs and Pass Through Costs equal or exceed the threshold set forth in the requisite Work Order.

2.4.4.	CNFs and Change Orders may be approved and forwarded via hand-delivery, facsimile, electronic mail, portable document format (PDF), or overnight courier. Absent compelling reasons, CNF and Change Order requests will be considered and a response will be affirmatively given to Syneos Health within fifteen (15) calendar days of Sponsor's receipt of same. The Parties agree to work together in good faith and use Commercially Reasonable Efforts to ensure that the timelines are not adversely affected; provided, however, that Syneos Health is under no obligation to perform any out of scope work until a CNF or Change Order is agreed to by both Parties.

2.4.5.	Notwithstanding anything to the contrary herein: (i) if a modification reasonably involves the safety of a human subject or the integrity of the Study data, Syneos Health shall quickly act on the requested change, and when practicable, give notice promptly to Sponsor by telephone or electronic means that such change occurred and a CNF or Change Order may be required; and (ii) in the event Syneos Health provides additional services or incurs Pass Through Costs at Sponsor’s written request and in accordance with Sponsor’s requirements in the absence of a CNF or Change Order, Sponsor will compensate Syneos Health for all Direct Costs and reimburse for all Pass Through Costs incurred.

2.5.	Interruption, Suspension, Delay. In the event Sponsor delays, suspends or places a hold on a Study or the Services, or in the event a Regulatory Authority places a hold on a Study for any reason or for reasons beyond the reasonable control of Syneos Health, Sponsor will promptly provide Syneos Health with written notice of such delay, hold or suspension. The Parties will, within thirty (30) days of such notice, use Commercially Reasonable Efforts to negotiate in good faith appropriate revisions to the applicable Work Order in accordance with Section 2.4. During the period following Syneos Health’s receipt of Sponsor’s notice of delay, hold or suspension, Sponsor will compensate Syneos Health for reasonable additional Direct Costs and Pass Through Costs incurred as a result of such delay, hold or suspension. Sponsor acknowledges that if it delays, holds or suspends performance of the Services, then the Syneos Health Personnel or Subcontractors originally allocated to the Work Order may be re-allocated by Syneos Health, and Syneos Health will not be responsible for delays due to re-staffing or re-allocation of resources. If Sponsor wishes to retain the Syneos Health Personnel or Subcontractors during the delay, hold or suspension, then Sponsor agrees to pay the standard hourly rates of the allocated Syneos Health Personnel or Subcontractors during the delay, hold or suspension. This cost is in addition to the budget contained in the Work Order. In the event that a Study or Services are delayed or suspended for a period of at least sixty (60) days, then Sponsor will compensate and reimburse Syneos Health for partially completed milestones and units and Pass Through Costs incurred or irrevocably committed to third parties up to the effective date of delay, hold or suspension in accordance with the payment terms applicable to the Work Order. In addition to the disclaimers set forth in Section 3.1.2 and Section 11, Syneos Health is not responsible for or liable to Sponsor for errors, delays or other consequences to the extent arising from (i) Sponsor’s actions or omissions (including, but not limited to, Sponsor’s failure to timely provide documents, materials, or information or to cooperate with Syneos Health); and (ii) reasons beyond the reasonable control of Syneos Health.

2.6.	Transfer of Sponsor Obligations/Responsibilities. The transfer of obligations and/or responsibilities from Sponsor to Syneos Health pursuant to Applicable Law will be set forth in each Work Order. Any regulatory responsibilities not specifically transferred to Syneos Health shall remain the responsibility of Sponsor. Under no circumstance shall Syneos Health be required to accept responsibilities or conduct itself contrary to Applicable Law. The Parties acknowledge and agree that Sponsor shall at all times be deemed the “sponsor” of each Study pursuant to Applicable Law and ICH-GCP. All obligations transferred to Syneos Health revert back to Sponsor upon completion of the Services under a Work Order or termination or expiration of the applicable Work Order. Sponsor acknowledges that the development of the Protocol concept and scientific rationale shall be the sole responsibility of Sponsor regardless of Syneos Health’s involvement or lack thereof.

2.7.	Compliance with Law. The Parties shall perform their obligations hereunder in accordance with this Agreement, the applicable Work Order, and Applicable Law. The Parties will also comply, to the extent applicable, with the United States Federal anti-kickback statute (42 U.S.C. 1320a-7b), and the related safe harbor regulations. The Parties represent and warrant that they are, and will remain, in compliance with the Foreign Corrupt Practices Act (“FCPA”) and/or all other, applicable anti-bribery laws or regulations. A breach of this warranty, will allow the non-breaching Party to immediately terminate this Agreement and/or any associated Work Order. Should any requirements of Applicable Law change, each Party will use Commercially Reasonable Efforts to satisfy the new requirements. In the event that compliance with such new requirements necessitates a change in the Services, the Parties will evaluate the need for a Change Order.

2.8.	Professional Standards. The Parties shall comply with any applicable validated methodology and generally accepted professional standards of care, including without limitation ICH Guidelines for GCP. In addition, as applicable, the Parties shall also perform their obligations in accordance with the Protocol, agreed upon standard operating procedures (“SOPs”), and mandates of any institutional review board(s) (“IRBs”), ethics committees or similar organizations approving a Study.

3.	PERSONNEL, SUBCONTRACTORS, THIRD PARTY VENDORS

3.1.	Responsibility and Management.

3.1.1.	Syneos Health Personnel and Subcontractors. Syneos Health will remain responsible for the actions of all Syneos Health Personnel and Subcontractors as if Syneos Health had taken such actions itself.

3.1.2.	Third Party Vendors. Syneos Health shall not be liable for any Third Party Vendor errors, omissions, delays or consequences therefrom which are not the result of Syneos Health’s failure to manage the Third Party Vendor. If the Third Party Vendor is non-compliant with any instruction provided by Syneos Health or provides non-conforming services or goods, Syneos Health will (after knowledge of such non-compliance) provide remedial instructions to such Third Party Vendor and promptly inform the Sponsor of repeated or systemic non-conformance. If the non-compliance or non-conformance continues, Syneos Health and Sponsor will discuss further remedial measures which may include termination of the Third Party Vendor’s contract and the identification of a replacement.

3.2.	Debarment/Exclusions.

3.2.1.	Syneos Health and Sponsor. Each Party hereby represents that neither it, its employees, nor its Affiliates have been debarred or convicted of a crime which could lead to debarment or disqualification under the Generic Drug Enforcement Act of 1992.

3.2.2.	Subcontractors and Third Parties. Syneos Health will not use the services of any Subcontractors or, to the best of its knowledge, Third Party Vendors that are or have been debarred or disqualified under the Generic Drug Enforcement Act of 1992.

3.2.3.	Notification. In the event that Syneos Health becomes aware that any of its officers, directors, Syneos Health Personnel, Subcontractors or any Third Party Vendors or Investigators used in connection with the Services has become debarred, Syneos Health will promptly notify Sponsor.

3.3.	Third Party Vendor Indemnification. Upon reasonable request of a Third Party Vendor used in connection with the Services, Sponsor shall provide a separate letter of indemnification with such Third Party Vendor covering claims related to the administration of the Protocol and/or Study Product in a form mutually acceptable to Sponsor and such Third Party Vendor. Syneos Health shall not be required to indemnify any Third Party Vendors for third party claims related to the administration of the Protocol and/or Study Product. Syneos Health shall not be responsible for delays resulting from the negotiation of separate indemnification rights between Sponsor and any Third Party Vendors.

3.4.	Third Party Vendor Flow-Downs. The Parties agree that the following provisions will be flowed down to Third Party Vendors unless substantially similar provisions are already included in Syneos Health’s pre-existing agreement with such Third Party Vendor: Sections 2.7 (Compliance with Law), 2.8 (Professional Standards), 3.2 (Debarment/Exclusions), 8 (Confidentiality), 9.1 (Work Product).

4.	SITES AND INVESTIGATORS

4.1.	Independence. Sponsor acknowledges and agrees that Investigators, Sites, data safety monitoring boards, key opinion leaders, IRBs, ethics committees, and other similar organizations and their members: (i) will not be considered Syneos Health Personnel, Subcontractors, Third Party Vendors or the agents of Syneos Health; and (ii) will exercise their own independent medical judgment. Syneos Health’s responsibilities regarding these organizations and their members will be limited to those specifically set forth in the applicable Work Order.

4.2.	Site Identification and Clinical Trial Agreements. If, pursuant to a Work Order, Syneos Health is responsible for identifying Investigators and Sites (collectively referred to as “Investigators” for purposes of Sections 4.2 and 4.3 only) and/or negotiating/executing Clinical Trial Agreements, the following provisions apply:

4.2.1.	Site Identification. Selection of Investigators will be subject to written approval by Sponsor prior to initiation of any Services or negotiations involving such Investigators.

4.2.2.	Clinical Trial Agreements. Unless otherwise agreed to in the Work Order, the Clinical Trial Agreement will be Syneos Health’s standard template, which will be provided to Sponsor for review. If there are material changes to such template suggested by Investigators that have a direct impact on Sponsor’s rights, Sponsor will provide timely feedback in connection with the drafting and negotiation of such Clinical Trial Agreement. Syneos Health is not responsible for any undue delay attributable to Sponsor’s failure to provide timely approvals or responses. If requested by an Investigator, Sponsor will provide a written indemnification directly to the Investigator. Sponsor acknowledges that Syneos Health shall have no indemnification obligation to any Investigator relative to the applicable Study Product or Protocol.

4.3.	Investigator Grants.

4.3.1.	To the extent agreed to in a Work Order, Syneos Health is responsible to administer payments to Investigators on behalf of Sponsor according to the applicable Clinical Trial Agreement and Work Order (“Investigator Grants”). Investigator Grants shall be paid in advance of Syneos Health’s expectation to pay the Investigator, and Sponsor shall be responsible for any adverse action taken by an Investigator as a result of failure to pay Investigator Grants and other costs due and payable in a timely manner. Each Clinical Trial Agreement will contain a statement to this effect.

4.3.2.	Initial payment of Investigator Grants shall be set forth in the Work Order, as applicable. As the Study progresses, such initial grant payment will be applied to Investigator fees and other approved fees. Syneos Health will invoice Sponsor quarterly, based on estimated Investigator payment accruals anticipated for the applicable Study in the following quarter, less any previously unused funds from previous requests.

4.4.	Patient Safety. Sponsor shall reimburse Syneos Health for all costs and expenses incurred by Syneos Health or others engaged by Syneos Health on behalf of Sponsor to ensure patient safety, continuity of treatment and compliance with Applicable Law, to the extent that such costs are actual, reasonable and verifiable. Such costs may include, but are not limited to, costs associated with the diagnosis of an adverse reaction, adverse event or personal injury involving the Study Product or the Protocol. In the event an Investigator reasonably assesses that a diagnostic procedure(s) is/are medically necessary and connected to the Study, yet the suspected adverse event is later deemed not to be Study-related, Sponsor shall be required to pay for reasonable costs of said diagnostic procedure(s). Payments under this Section shall be in addition to any payments specified in the Work Order. Syneos Health shall not be responsible for the payments described in this Section.

4.5.	Investigator Misconduct. If, during the course of conducting the Services, Syneos Health becomes aware of possible fraud or misconduct (collectively referred to as “fraud” for purposes of this Section) by an Investigator or at a Site, and after appropriate investigation determines that the possibility of fraud is substantiated, Syneos Health will promptly inform Sponsor of its findings and present an action plan for Sponsor's approval. Sponsor and Syneos Health will work together in good faith to determine who will investigate the Investigator or Site (and any associated costs). If fraud is confirmed, then it will be Sponsor’s responsibility to notify the applicable Regulatory Authority unless otherwise agreed by the Parties in writing. If the Sponsor conducts the investigation and is responsible for notifying the Regulatory Authority, after completion of its investigation, Sponsor will provide evidence satisfactory to Syneos Health either (i) that fraud was not committed or, (ii) if fraud was committed, that the proper reporting was timely made to the appropriate Regulatory Authority. If Sponsor does not investigate the possible fraud within a reasonable time, or if fraud is confirmed by investigation and Sponsor does not fulfill its obligations to report the fraud within a reasonable time, then Syneos Health may report its suspicions of fraud to the appropriate Regulatory Authority and notify Sponsor of this action in writing.

5.	INVOICING AND PAYMENT

5.1.	Direct Costs and Pass Through Costs. In exchange for the Services, Sponsor shall pay Syneos Health the Direct Costs upon the terms specified in this Section and the applicable Work Order. Sponsor shall advance (in accordance with the applicable Work Order) Syneos Health all or a portion of the Pass Through Costs for Third Party Vendors in accordance with the terms specified in the applicable Work Order.

5.2.	Invoicing. Unless otherwise agreed to in a Work Order, Syneos Health may submit, at its discretion, at a minimum, monthly invoices or other substantiating internal documentation to Sponsor for timely payment of the Direct Costs and Pass Through Costs. Sponsor shall render all payments due and payable to Syneos Health within thirty (30) days from the date of invoice. All invoices shall be deemed received: (i) three (3) days after the date postmarked if sent by mail; (ii) on the date sent if they are sent electronically; or (iii) one (1) day after the date sent if delivered by overnight delivery service. If a purchase order number is required for Syneos Health to invoice for the Services performed, Sponsor agrees to provide such purchase order number within seven (7) days after the execution of the applicable Work Order. If the purchase order number is not provided within such time period, Sponsor agrees to timely pay any invoices issued without a purchase order number. Should Sponsor require that Syneos Health use a third party invoicing service/system, any costs associated with such use shall be invoiced to Sponsor as incurred, without mark-up.

5.3.	Late Payments. Sponsor will pay interest in the amount of 1% per month (or the maximum amount permitted by law if less than 1% per month) for any undisputed payment not timely received. Sponsor will also reimburse Syneos Health for any attorneys’ fees and other costs or expenses incurred as a result of Syneos Health’s efforts to collect late undisputed payments. In the event that any non-disputed amounts remain unpaid for fifteen (15) days after the invoice due date, Syneos Health may stop work on the Services until it receives such past due payment. Prior to any such work stoppage, Syneos Health will provide Sponsor with ten (10) business days’ notice of its intent to cease Services. Other than as may be required under Applicable Law, Syneos Health shall have no liability to Sponsor for any costs or damages as a result of suspension caused by Sponsor’s failure to pay non-disputed amounts in accordance with this Section 5.

5.4.	Disputed Charges. If Sponsor, in good faith, disputes one or more items in an invoice, Sponsor will notify Syneos Health in writing, noting its objection with specificity within twenty (20) business days of receipt of the invoice. Invoices for which no written objection is received within such twenty (20) business day period shall be final and binding on the Parties. Syneos Health will respond to Sponsor within ten (10) business days of receipt of the notification of dispute. This written communication pattern will continue until the Parties agree to a resolution of the disputed amount. Sponsor shall pay the undisputed portion of an invoice according to Section 5.2 and shall pay the disputed amount immediately upon resolution of the dispute. Any dispute that cannot be resolved by good faith negotiation shall be resolved in accordance with Section 13.5 (Dispute Resolution). Sponsor shall not withhold payment of any non-disputed amounts due and payable under this Agreement by reason of any setoff, claim or dispute with Syneos Health, whether relating to Syneos Health’s breach, bankruptcy or otherwise.

5.5.	Study Close. Syneos Health will submit a final invoice to Sponsor and any overpayment by Sponsor shall be credited or refunded to Sponsor by Syneos Health within thirty (30) days of such final invoice. Any underpayment by Sponsor shall be paid to Syneos Health within thirty (30) days after receipt by Sponsor of such final invoice.

5.6.	Financial Records. Syneos Health shall keep and maintain complete and accurate books and records in sufficient detail to determine amounts owed to Syneos Health hereunder. Such books and records shall be maintained for at least one (1) year following completion or termination of a Work Order and shall be made available for inspection, copying and audit by Sponsor in accordance with Section 7 and for the purpose of determining the accuracy of amounts invoiced.

5.7.	Taxes. As and when required by local law, VAT, GST or similar sales taxes or duties actually incurred by Syneos Health and imposed by any governmental agency as a result of this Agreement (“Applicable Taxes”) will be invoiced at current statutory rates and paid to Syneos Health by Sponsor in addition to contracted Direct Costs and Pass Through Costs. Excluding taxes based on Syneos Health’s income, Syneos Health shall invoice Sponsor, and Sponsor shall pay Syneos Health in accordance with Section 5.2 for such Applicable Taxes. If requested by Syneos Health, Sponsor shall provide official documentation for such Applicable Taxes paid. If any payments made by the Parties become subject to withholding taxes under Applicable Law, each Party shall be authorized to withhold such taxes as required under Applicable Law, pay such taxes, and remit the balance due to the other Party net of such taxes. The Parties will cooperate in good faith to qualify the transactions for any exemptions or reductions in the amount of otherwise applicable withholding tax provided under Applicable Law (including the provisions of any relevant income tax treaty) and to complete such forms as necessary for such purpose.

5.8.	Currency. Unless otherwise agreed in the applicable Work Order, Sponsor shall make all payments to Syneos Health in United States dollars (“US Currency”), and accordingly Syneos Health shall invoice Sponsor for all Direct Costs, Pass Through Costs and Investigator Grants in US Currency. If Direct Costs are incurred in a currency other than US Currency, then Syneos Health and Sponsor will define the mechanism for currency exchange adjustment in the Work Order. If Pass Through Costs and Investigator Grants are incurred in a currency differing from US Currency, then Syneos Health shall invoice Sponsor using the exchange rate published in oanda.com at the average bid rate on as of the most recent trading day before the expense invoice is generated by Syneos Health.

6.	TERM AND TERMINATION

6.1.	Term. This Agreement shall commence as of the Effective Date and shall continue for a period of five (5) years, or until earlier terminated as provided below. Any Work Orders in existence as of the date of expiration or termination of this Agreement shall continue to be governed by the terms and conditions of this Agreement unless such Work Order is specifically terminated in accordance with the terms therein, or as otherwise mutually agreed in writing by the Parties.

6.2.	Termination. This Agreement or any and all associated Work Order(s) may be terminated as follows:

6.2.1.	A Party may terminate this Agreement upon sixty (60) days’ written notice to the other Party.

6.2.2.	Sponsor may terminate any Work Order upon sixty (60) days’ written notice to Syneos Health.

6.2.3.	A Party may terminate this Agreement and any Work Order on written notice effective immediately if the other Party commits a Material Breach (as hereinafter defined) of this Agreement or a Work Order which cannot be cured, or for a Material Breach of this Agreement or a Work Order which is capable of cure but is not cured within thirty (30) days of receipt of written notice from the other Party (“Material Breach” being defined herein as failure to substantially comply with any material provision of this Agreement or any Work Order, including without limitation failure by Sponsor to pay any undisputed portion of an invoice within thirty (30) days of receipt of notice of an overdue invoice);

6.2.4.	A Party may terminate this Agreement and all Work Orders on written notice effective immediately if the other Party (i) ceases, or threatens to cease, to carry on business or maintain itself as a going concern; or (ii) becomes insolvent, is dissolved or liquidated, makes a general assignment for the benefit of its creditors, files or has filed against it, a petition in bankruptcy, or (iii) has a receiver appointed for a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment;

6.2.5.	A Party may terminate this Agreement and any Work Order on written notice effective immediately as a result of (i) reasonably compelling scientific evidence that patient safety is at risk should the Services continue; (ii) the compromise of Study data integrity; (iii) the withdrawal of the authorization to conduct the Study by the duly empowered government agency; or (iv) a reasonable belief that Applicable Law will be materially violated should this Agreement or any Work Order continue in effect; or

6.2.6.	A Party may terminate this Agreement and any Work Order immediately as a result of the other Party’s breach of the FCPA warranty in Section 2.7.

6.3.	Duties Upon Termination.

6.3.1.	Cooperation. Upon termination of this Agreement or any Work Order the Parties will promptly meet and agree upon wind down activities and associated costs prior to the performance of any additional tasks not otherwise addressed in such Work Order. The Parties will reasonably cooperate with each other to provide for an orderly cessation of Services in a manner which recognizes the best interests and welfare of the Study subjects and is designed in accordance with ICH-GCP and Applicable Law. In the event Sponsor terminates only part of the Services described in a Work Order, the Parties will cooperate in good faith to enter into a Change Order.

6.3.2.	Payment. Sponsor will pay or reimburse Syneos Health for the following upon termination in accordance with the terms set forth in Section 5 or the applicable Work Order:

a.	Direct Costs owing for partially completed milestones and units;

b.	Pass Through Costs and Investigator Grants incurred or irrevocably committed to third parties up to the effective date of termination (provided that Syneos Health has used Commercially Reasonable Efforts to minimize such costs);

c.	any additional amounts owed, but not yet paid, for Services performed or expenses incurred up to the effective date of termination;

d.	time spent by Syneos Health Personnel (which shall be billed at Syneos Health’s rates then in effect as of the date of the termination notice under the affected Work Order(s)), incurred to conduct activities (including the fulfillment of any regulatory requirements) associated with the wind down of the affected Work Order(s) or this Agreement as referenced in Section 6.3.1; ; and

e.	if terminated for no-cause by Sponsor, then three (3) months of project management costs as set forth in the applicable Work Order.

6.3.3.	Excess Payments. In the event of excess payment to Syneos Health by Sponsor, Syneos Health shall either apply such excess payment as a credit against other amounts due and payable or promptly refund such excess if there are no outstanding payments owed to Syneos Health.

6.4.	Records Retention.

6.4.1.	Responsibility. At the expiration or termination of a Work Order and following satisfaction of Sponsor’s obligations, Syneos Health shall transfer all regulatory responsibility for the Study Records to Sponsor and provide Sponsor with all applicable Study Records.

6.4.2.	Instructions. Sponsor shall provide Syneos Health with written instructions as to the disposition of the Study Records. Such written instructions will provide that Syneos Health (i) deliver the Study Records to the location or party designated by Sponsor, subject to reimbursement as set forth herein or (ii) dispose of the Study Records as directed by Sponsor. Any costs incurred as a result of such destruction or shipment of Study Records incurred by Syneos Health will be reimbursed by Sponsor. Notwithstanding the foregoing and subject to any ongoing confidentiality obligations, Syneos Health may retain copies of any portion of the Study Records as reasonably necessary for legal, regulatory or insurance purposes.

7.	INSPECTIONS AND AUDITS

7.1.	Conducted by Regulatory Authority. Each Party shall promptly notify the other Party of any Regulatory Authority’s inspections, investigations or inquiries concerning any Study for which Syneos Health is performing Services (“Inspections”). If a Regulatory Authority requests Syneos Health not provide notification to Sponsor of an Inspection, Syneos Health will comply with such request, and its failure to notify will not be a breach of this Agreement. Sponsor may not direct the manner in which Syneos Health fulfills its obligations to permit Inspections by Regulatory Authorities. Syneos Health will prepare responses for Inspections occurring on Syneos Health’s premises so long as Sponsor timely provides Syneos Health information required for adequately responding to Inspection findings. Commercially reasonable costs associated with hosting and responding to any Inspection (including any preparation, participation, follow-up and resolution of findings), may be invoiced to Sponsor on a time and materials basis. Where Syneos Health is the subject of an Inspection as a direct consequence of Syneos Health’s participation in the requisite Study, or is not otherwise the result of Syneos Health’s acts or omissions, Sponsor agrees to pay all reasonable costs incurred associated with such Inspection. For clarity, Sponsor shall not be responsible for costs associated with Inspections of Syneos Health conducted as part of a Regulatory Authority’s oversight of contract research organizations, even if such audit involves a Sponsor Study through chance of random selection by such Regulatory Authority

7.2.	Conducted by Sponsor. Syneos Health will permit Sponsor-designated representatives (provided they are not competitors of Syneos Health) to examine, during normal business hours, raw Study data, financials and other relevant information, which Sponsor may reasonably require in order to confirm that the Services are being conducted in compliance with this Agreement, applicable Work Order, Protocol and Applicable Law (each an “Audit”). Audits will be permitted while Syneos Health performs Services on a Study and limited to one (1) audit per twelve-month period at no-cost to Sponsor. Additional Audits shall be at Sponsor’s expense. Sponsor will provide Syneos Health with at least thirty (30) days’ advance written notice of such Audits. The foregoing shall not apply to for-cause Audits, for which Sponsor shall provide at least five (5) business days’ advance written notice and will be conducted at Syneos Health’s expense. Any Audits requested by Sponsor after a Study’s termination or conclusion will only be permitted where Sponsor is preparing for an impending Inspection by a Regulatory Authority. Notwithstanding anything to the contrary, in the event Syneos Health is conducting an internal investigation relating to the Services at the same time as Sponsor’s audit is proposed to occur, the parties will collaborate to define the scope of any such audit and the preservation of any legal rights and remedies of the relevant parties.

8.	CONFIDENTIALITY

8.1.	Obligations. Either Sponsor or Syneos Health may become the recipient of Confidential Information of the other during the term of this Agreement. The Receiving Party shall (i) treat the Disclosing Party’s Confidential Information as confidential and proprietary and protect it with the same level of prudence and care as it would protect its Confidential Information, but in no event less than reasonable care; and (ii) use the Disclosing Party’s Confidential Information only as necessary to perform its obligations or exercise its rights hereunder. These confidentiality and use obligations shall remain in effect for seven (7) years after the expiration or termination of this Agreement.

8.2.	Disclosure. Without the prior written consent of the Disclosing Party, the Receiving Party will not disclose such information to any third party; provided, however, that Syneos Health may disclose Sponsor’s Confidential Information to the following parties that have a need to know such information in connection with the Services: (i) Syneos Health’s Affiliates and its and its Affiliates’ respective employees, Subcontractors, Third Party Vendors, agents or representatives; (ii) Investigators and their respective Sites; (iii) third-party auditors retained by the Sponsor; (iv) IRB or ethics committee members; or (v) Regulatory Authorities. Syneos Health shall only disclose Confidential Information to parties described in (i)-(iii) where such parties are bound to obligations of confidentiality and non-use substantially similar to those set forth herein.

8.3.	Exceptions. Confidential Information shall not include, and these confidentiality obligations shall not operate as a restriction on each Party’s right to use, disclose, or deal with information which:

8.3.1.	was in the Receiving Party’s possession prior to the time it was acquired from the Disclosing Party and was not directly or indirectly acquired from the Disclosing Party;

8.3.2.	is or lawfully becomes generally available to the public through no fault of Receiving Party;

8.3.3.	is lawfully and independently made available to the Receiving Party by a third party;

8.3.4.	is released from its confidential status by the Disclosing Party; or

8.3.5.	is independently developed by or for the Receiving Party without the use of the Disclosing Party’s Confidential Information as evidenced by written records.

Nothing in this Agreement shall restrict the Parties from disclosing Confidential Information as required by law or court order or other governmental order or request, provided in each case the Party requested to make such disclosure shall, to the extent permitted by law, timely inform the other Party and use Commercially Reasonable Efforts to limit the disclosure and maintain the confidentiality of such Confidential Information. The Party required to make such disclosure shall permit the other Party to attempt to limit such disclosure by appropriate legal means.

9.	INTELLECTUAL PROPERTY

9.1.	Work Product. Work Product shall be and remain the exclusive property of Sponsor. All data, information, reports, and any discoveries, inventions, works of authorship, ideas, suggestions that may evolve from the Work Product or as the result of Services under this Agreement or through the use of or access to the Sponsor Confidential Information (collectively, “Developments”) shall belong to Sponsor. Syneos Health fully assigns to Sponsor all of its rights in all Work Product and Developments and any related patents, copyrights and other intellectual property rights. Syneos agrees, at Sponsor’s expense to execute any necessary documents reasonably required by Sponsor and its counsel to effect the assignment of rights set forth in this Section 9.1.

9.2.	Syneos Health Works. Sponsor acknowledges that all inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer program source code (written in SAS, SQL, or other computer languages), procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by Syneos Health and which relate to the business or operations of Syneos Health (“Syneos Health Works”), are the exclusive property of Syneos Health or its licensors. Any improvements, alterations or enhancements to Syneos Health Works shall be the sole property of Syneos Health. To the extent any Syneos Health Works are incorporated in, combined with or otherwise necessary for the use of the Work Product, Syneos Health hereby grants Sponsor a royalty-free, fully paid-up, perpetual, irrevocable, sublicensable, worldwide, non-exclusive right and license to use any Syneos Health Works in connection with Sponsor’s use of the Work Product. Any Syneos Health Works licensed to Sponsor under this Section are provided as-is and Syneos Health disclaims any and all warranties pertaining to such licensed Syneos Health Works.

9.3.	Coding. In the event that the Services include encoding adverse events and/or medications, unless otherwise directed by Sponsor, Syneos Health will use the WHO Drug Dictionary for coding medications and the most recent version of MedDRA for coding adverse events. Sponsor represents and warrants that it will have a current license and/or subscription agreement with The Uppsala Monitoring Centre and/or MedDRA relating to the use of the WHO Drug and/or MedDRA Dictionaries, respectively, at all times it receives from Syneos Health or uses documentation containing such licensed information. In accordance with the requisite licensing agreement and validation requirements, Sponsor agrees to provide evidence of such licensure to Syneos Health and/or permits Syneos Health to seek validation from the licensor.

9.4.	Software Rights. Syneos Health may facilitate the use or distribution of software and associated software documentation in accordance with this Agreement. Syneos Health accordingly grants Sponsor a non-exclusive right to use, store, or disseminate such software and associated documentation for the sole purpose of conducting the Study for which Syneos Health is providing Services.

9.5.	Publication. Sponsor shall be free to publish or utilize Study data. At Sponsor’s own expense, Sponsor may request collaboration from Syneos Health or the relevant Subcontractors, Investigators or Third Party Vendors to assist with preparation of the manuscript. If Syneos Health is required to negotiate Clinical Trial Agreements, Sponsor will consider publication requests initiated by Site(s). Syneos Health shall have no liability whatsoever for any delay resulting from such consideration and response. Syneos Health may use de-identified, aggregated data developed in the course of performing Services.

9.6.	Publicity. Except to the extent required by Applicable Law or the rules of any stock exchange or listing agency, no Party will use the name and logo of another party in any form of advertising, promotion or publicity or in any press release, without the prior written consent of the other Party.

10.	INDEMNIFICATION, LIABILITY, INSURANCE

10.1.	Indemnification by Sponsor. Sponsor shall promptly indemnify, defend and hold harmless Syneos Health and its Affiliates and its and their respective directors, officers, employees, Subcontractors and agents (“Syneos Health Parties”) from and against any and all third party losses, liabilities, claims, causes of action, suits, awards, damages, expenses, costs, fees (including reasonable attorneys’ fees) whether joint or several (collectively, the “Losses”) relating to, arising from or in connection with this Agreement or the Services contemplated herein, including without limitation, any Study, Protocol, specifications or Study Product performed or administered as a result thereof. Sponsor’s indemnity obligations shall not apply to the extent that such Losses result or arise from (i) the negligence, and/or willful misconduct of Syneos Health Parties; or (ii) any breach of this Agreement by Syneos Health Parties.

10.2.	Indemnification by Syneos Health. Syneos Health shall promptly indemnify, defend and hold harmless Sponsor and its Affiliates and its and their respective directors, officers, employees, and agents (“Sponsor Parties”) from and against any and all Losses relating to, arising from or in connection with (i) Syneos Health’s breach of this Agreement; or (ii) the negligence or willful misconduct of any Syneos Health Parties that materially contributed to or caused Losses to Sponsor. Syneos Health’s indemnity obligations shall not apply to the extent that such Losses result or arise from (y) the negligence and/or willful misconduct of Sponsor Parties; or (z) any breach of this Agreement by Sponsor Parties.

10.3.	Indemnification Procedures.

10.3.1.	Notice. Each party and any person seeking indemnification and/or defense pursuant to this Section shall give the indemnifying party prompt and timely written notice and reasonable cooperation and assistance in the defense of any claim; provided however, that failure of the indemnified party to give timely notice shall not limit the indemnified party’s right to indemnification except in such case where such failure materially and adversely affects the indemnifying party’s ability to defend against such claim.

10.3.2.	Counsel. The indemnified party shall have the right to participate jointly with the indemnifying party, at its own expense, in the defense, settlement or other disposition of any indemnification claim. If the indemnified party exercises such right, all costs and expenses incurred by the indemnified party for separate counsel shall be borne by the indemnified party.

10.3.3.	Settlement. Neither party will enter into any settlement agreement that attributes fault or negligence to, requires any payment by, or restricts the future actions or activities of the other party, without such party’s prior written consent, which shall not be unreasonably withheld or delayed.

10.4.	Additional Expenses. Additionally, Sponsor shall reimburse Syneos Health for all reasonable actual out-of-pocket expenses, fees and costs (including, but not limited to attorneys’ fees and costs) incurred by Syneos Health in connection with subpoenas, civil investigative demands, government investigations and other similar legal orders and legal and regulatory processes issued to Syneos Health (collectively referred to herein as a “Subpoena”) regarding Sponsor, Study Product, the Services or Services performed by Syneos Health pursuant to this Agreement (as may be amended from time to time). The reasonable actual out-of-pocket expenses, fees and costs referenced above shall include but are not limited to, attorneys’ fees and other professional fees incurred by Syneos Health in response to the Subpoena, travel costs related to witness interviews and depositions related to the Subpoena, and all e-discovery costs (including, but not limited to third party vendor costs) and internal Syneos Health costs related to the production of documents, testimony, or other information and material requested pursuant to the Subpoena. Sponsor shall have no obligation to reimburse Syneos Health for such expenses, fees and costs which are proximately caused by Syneos Health’s actions or omissions that violate this Agreement or Applicable Law. The additional expenses referred to in this section shall be paid by Sponsor to Syneos Health on a monthly basis, as incurred by Syneos Health, upon the presentation by Syneos Health to Sponsor of an invoice.

10.5.	Limitation of Liability. In no event will either Party be liable for any indirect, special, incidental, exemplary, punitive or consequential damages in connection with or related to this Agreement (including loss of profits, use, data, or other economic advantage), howsoever arising, either out of breach of this Agreement (including breach of express or implied warranty), negligence, strict liability, tort or ANY other theory, even if the other Party has been previously advised of the possibility of such damage. In addition, Syneos Health’s liability for direct damages arising under A WORK ORDER shall be limited to the value of the Services completed UNDER THE WORK ORDER UNDER WHICH SUCH DAMAGES AROSE excluding Pass Through Costs AND INVESTIGATOR GRANTS.

10.6.	Insurance. Sponsor represents that it carries general liability and product liability insurance coverage for a sufficient limit to cover Sponsor’s total liability under this Agreement. Sponsor warrants that, in addition to its liability insurance, it has the capacity to compensate any claim for which it is responsible which may exceed the coverage of its insurance policy. The insurance policy shall be valid in whatever jurisdictions the trial is being conducted. The insurance policy shall have a limit of USD $5,000,000 unless otherwise agreed upon in a Work Order. Prior to enrolling any subjects in a clinical trial, Sponsor shall deliver a Certificate of Insurance indicating the coverage in accordance with local statutory and Ethics Committee requirements and in no event coverage with limits of less than USD $5,000,000. Sponsor will promptly notify Syneos Health of any notice of cancellation or non-renewal of, or material change in, or claim against, its insurance coverage.

11.	DISCLAIMERS

11.1.	Sponsor acknowledges that:

11.1.1.	the results of the Services to be provided as outlined herein are inherently uncertain and that, accordingly, there can be no assurance, representation or warranty by Syneos Health that the Study Product will be successfully marketed by Sponsor;

11.1.2.	Syneos Health shall not be responsible for the authenticity of the Study Product;

11.1.3.	the terms of this Agreement exclude all implied warranties including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose; and

11.1.4.	the Services provided by Syneos Health are based upon information supplied by Syneos Health and Sponsor, as well as others, and that Syneos Health does not guarantee or warrant the results of such Services to any functions or other standards.

11.2.	Nothing contained in this Agreement shall be construed in any manner as an obligation or inducement for either Party to recommend that any person or entity purchase the other Party’s or its Affiliates’ products or services.

11.3.	Regardless of anything to the contrary, no printed standard terms appearing on any proposal, purchase order, invoice, quotation, or other documentation relating to the Services will be effective in adding to or changing the terms of this Agreement or any Work Order.

12.	DATA PROCESSING

Syneos Health will process personal data in accordance with all applicable privacy and personal data protection laws and regulations. To the extent the Services involve the processing of personal data within the European Economic Area (EEA), the Parties agree that such processing will be governed by the terms set forth in Appendix B to this Agreement.

13.	GENERAL TERMS

13.1.	Relationship of the Parties. The Parties are independent contractors and not agents of each other unless otherwise explicitly agreed to in writing. Nothing in this Agreement or any Work Order is intended or shall be deemed to constitute a partnership, principal/agent, employer/employee, or joint venture relationship. Neither Party shall have the power or right to bind or obligate the other Party, nor shall it hold itself out as having such authority, except to the extent, if at all, specifically provided for in this Agreement, Work Order or as authorized in writing.

13.2.	Non-Exclusivity. Neither Party shall have any obligation of exclusivity of any nature to the other, or any obligation to conduct, sponsor, or to offer to conduct or sponsor, any particular services or Study or any number of Studies, unless specified in a Work Order. Each Party shall be free to provide services to or conduct or sponsor clinical or research studies or other projects involving other parties, so long as a Party’s agreement with any such third party does not prevent it from performing its material obligations under this Agreement or any Work Order.

13.3.	Force Majeure. In the event either Party is delayed, hindered or prevented from performing any act required hereunder by reasons beyond its ability to reasonably anticipate and prevent, control or mitigate, including, but not limited to, (i) acts of God; (ii) flood, fire, earthquake or explosion; (iii) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (iv) government order or law; (v) actions, embargoes or blockades in effect on or after the date of this Agreement; (vi) action by any governmental authority; (vii) national or regional emergency; (viii) strikes, labor stoppages or slowdowns or other industrial disturbances (except where such strike, lockout or labor trouble involves a Party’s own employees); or (ix) shortage of adequate power or transportation facilities (a “Force Majeure Event”), then performance of such act (except for payment of money owed) shall be extended for the reasonable period of such delay, and either Party shall be granted a reasonable period of time to perform after the cessation of the reason for the delay. Notwithstanding the foregoing, Sponsor shall not be relieved from payment of non-cancellable expenses incurred by Syneos Health as a result of a Force Majeure Event.

13.4.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, excluding that body of law known as choice of law, and shall be binding upon the Parties hereto in the United States and worldwide.

13.5.	Dispute Resolution. In the event any dispute arises between the Parties concerning this Agreement, the interpretation of this Agreement, the application of this Agreement or the Services performed pursuant to this Agreement, the Parties shall first settle such a dispute by good faith negotiation and consultation between themselves, including senior representatives with authority to resolve the dispute (“Senior Representatives”). This section shall apply regardless of whether the nature of the dispute originates in contract, tort, statute or other legal basis. If such efforts do not result in a resolution, and at least thirty (30) days have elapsed since notification of the dispute pursuant to Section 13.6, the Parties may next seek to mediate their dispute pursuant to the Commercial Mediation Procedures of the American Arbitration Association (AAA). The Parties agree to convene with the mediator, with Senior Representatives present, for at least one session. If mediation does not result in resolution or sixty (60) days have elapsed since notification of the dispute pursuant to Section 13.6, for disputes with an amount in controversy less than $2,500,000.00, the Parties agree to resolve the dispute through arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the AAA, then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. For disputes with an amount in controversy greater than or equal to $2,500,000.00, the Parties agree to proceed under the AAA’s Streamlined Three-Arbitrator Panel Option, with each Party appointing a single arbitrator, who both will then select the third neutral arbitrator. Any court with jurisdiction shall enforce this clause and enter judgment on any award. Within forty-five (45) days of initiation of arbitration, the Parties shall agree upon and follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight (8) months from selection of the arbitrator(s) or, failing agreement, procedures meeting such time limits designated by the AAA. The arbitration shall be held in New York, New York, conducted in the English language and shall apply the substantive law of Delaware, except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. The arbitrator shall be bound by the expressed terms of this Agreement. Each Party shall bear their own costs in connection with any of the remedial actions set forth above. By agreeing to arbitration, the Parties do not intend to deprive any competent court of such court’s jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of the arbitration proceedings and the enforcement of any award or judgment. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court of competent jurisdiction, the court of arbitration shall have full authority to grant provisional remedies and to award damages for failure of any Party to respect the court of arbitration’s order to that effect.

13.6.	Notices. All formal or legal notices, requests, demands or other communications hereunder, other than communications reasonably deemed to be day-to-day within the duties of project management shall be in writing and shall be deemed given if personally delivered or disseminated by nationally recognized courier or certified mail with return receipt within five (5) days after prior mailing to the address set forth below:

If to Syneos Health:	Syneos Health, LLC Attn: Legal Department 1030 Sync Street Morrisville, NC 27560 Phone: 919-876-9300 Facsimile: 919-882-0425	If to Sponsor:	Acurx Pharmaceuticals, LLC 22 Camelot Court White Plains, NY 10603 Phone: 914-949-3898 Facsimile: 914-949-6180

13.7.	Assignment. Neither Party shall have the right to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other Party, except that (i) either Party may assign this Agreement to an Affiliate or a successor to that area of its business to which this Agreement is related, upon prior written notice, where such Affiliate or successor has the financial and operational capacity and ability to perform the assigning Party’s obligations hereunder, and in the case of Sponsor as the assignor, all outstanding balances owing to Syneos Health at the time of assignment are paid in full prior to the effective date of the assignment, and (ii) either Party may assign or transfer this Agreement and any Work Order and/or the rights and obligations thereunder in connection with a merger, consolidation, sale of substantially all assets, or other change of control transaction.

13.8.	Survival. The terms, provisions, representations and warranties contained in this Agreement that, by their context are intended to survive the performance thereof by either or both Parties hereunder, shall so survive the expiration or termination of this Agreement.

13.9.	Entire Agreement. This Agreement, in conjunction with its attachments, embodies the entire and integrated understanding between the Parties and supersedes all prior agreements or understandings, negotiations, or representations either written or oral, regarding its subject matter. The Parties have not relied on any statement, representation, warranty, or agreement of the other Party or of any other person on such Party’s behalf, except for the representations, warranties, or agreements expressly contained in this Agreement. No modification of this Agreement shall be deemed effective unless in writing and executed as described herein.

13.10.	Binding Agreement. This Agreement shall be binding upon the Parties and shall inure to the successors and assigns of the Parties.

13.11.	Waiver. Any waiver granted shall not be deemed effective unless in writing and executed by the Party against whom enforcement of the waiver is sought. Waiver or forbearance by either Party or the failure to claim a breach of any provision of this Agreement or to exercise any right or remedy provided by hereunder, or under Applicable Law, shall not constitute a waiver with respect to any subsequent breach of this Agreement.

13.12.	Severability. If any term or provision of this Agreement shall be held to be invalid, illegal, unenforceable or in conflict with Applicable Law, the validity, legality and enforceability of the remaining terms shall not be affected or impaired, except if the principal intent of this Agreement is negated by such reformation or deletion, in which case this Agreement shall terminate.

13.13.	Headings Not Controlling. Headings used in this Agreement are for reference purposes only and shall not be used to modify the meaning of the terms and conditions of this Agreement.

13.14.	Counterparts. This Agreement and any Work Order may be executed in several counterparts by duly authorized individuals on behalf the Parties, each document of which shall be deemed an original but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by a duly authorized individual on behalf of each requisite Party effective as of the Effective Date. In the event that the Parties execute this Agreement by exchange of portable document format, other electronically signed copies or facsimile signed copies, the Parties agree that, upon being signed by both Parties, this Agreement shall become effective and binding and that such copies will constitute evidence of the existence of this Agreement.

SYNEOS HEALTH, LLC		ACURX PHARMACEUTICALS, LLC

By:	/s/ Kristen Greene	By:	/s/ Robert J. DeLuccia
Name:	Kristen Greene	Name:	Robert J. DeLuccia
Title:	Senior Corporate Counsel	Title:	Co-Founder & Managing Partner
Date:	October 9, 2019	Date:	October 11, 2019

SYNEOS HEALTH UK LIMITED

By:	/s/ Jonathan Boykin
Name:	Jonathan Boykin
Title:	SVP, Global Pricing and Deal Management
Date:	October 10, 2019

APPENDIX A

EARLY PHASE SERVICES

A.	Scope and Precedence. This Appendix A (the “Early Phase Appendix”) concerns the Early Phase Services as part of the Services provided by Syneos Health, as further specified in the Agreement, the applicable Work Order, and all documents, addenda, schedules and exhibits incorporated therein. This Early Phase Appendix is subject to the terms of the Agreement. In the event of any conflict between the terms of the Agreement and the terms of this Early Phase Appendix, the relevant terms of this Early Phase Appendix shall prevail over matters as they relate to the provision of Early Phase Services. Unless otherwise defined in this Early Phase Appendix, capitalized terms shall have the meaning set forth in the Agreement. The term “Services” when used in this Appendix A shall refer to Early Phase Services as defined in this Agreement.

B.	Delivery. At least five (5) business days prior to the beginning of the performance of the Study by Syneos Health involving the collection of Biological Samples (as defined below), Sponsor shall deliver to Syneos Health, at Sponsor’s risk and expense and at the location of Syneos Health identified in the heading of this Agreement, the samples of the Study Product and, as applicable, of the reference drug and of the placebo, in sufficient and necessary quantities for Syneos Health to perform the Study as set forth herein and as required by Applicable Law.

C.	Representations and Warranties for the Study Product. Sponsor shall provide Syneos Health, concomitantly with the delivery of the Study Product, and where available, with certificates of analysis of the Study Product and with sufficient data as may be reasonably required by Syneos Health concerning the stability and the extension of the expiry date of the Study Product, as well as with instructions for the handling, storage and safety requirements and conditions of the Study Product. Sponsor represents and warrants that: (i) the Study Product is suitable for use in human studies; (ii) the Study Product is manufactured and packaged in accordance with good manufacturing practices; (iii) the Study Product is identical in content to the description provided in the applicable Protocol and in the the written instructions for the handling, storage and safety requirements and conditions of the Study Product if blinded formulations are to be used, or identical to the labeling description for open-label formulations if they are to be used, as the case may be; (iv) the labeling of the Study Product complies with the provisions of the standard operating procedures of Sponsor and Applicable Law; (v) the use by Syneos Health of the Study Product for the purpose of performing the Services does not and will not infringe the rights and patents of any third-party; and (vi) no dosage form constituting or being part of any shipment now or hereafter delivered to Syneos Health pursuant to any Work Order will be adulterated or mislabeled.

D.	Restricted Use. Upon completion of the Services, all samples of the Study Product that have not been consumed during the performance of the Services, or that are not required to be retained by Syneos Health pursuant to the Applicable Law, shall be returned to Sponsor, at Sponsor’s risk and expense, in accordance with packaging and shipping instructions furnished by Sponsor.

E.	Storage, Destruction or Return of Biological Samples. Upon written notice from Syneos Health which shall be provided to Sponsor three (3) months after the delivery of the first draft of the Study report or of the final Study report, whichever comes first, or upon receipt by Sponsor of data when no Study report is provided, Sponsor will be offered the option of having the biological samples on which the Study Product is hereunder tested (the “Biological Samples”) destroyed, stored under Syneos Health’s responsibility, or returned to Sponsor at Sponsor’s risk and expense. An authorization request form will be sent to Sponsor one (1) month before the expiry of such three (3)-month period. Should Sponsor either request a longer period of storage of the Biological Samples or not respond in writing to such request within thirty (30) days following its notification, the Biological Samples will be stored at the appropriate rate of USD0.15 (for generic) or USD0.35 (for innovator) per tube per month. The long-term storage fees will be invoiced quarterly in advance for each three (3)-month long-term storage period, and will be payable by Sponsor in accordance with the payment terms set forth below.

Appendix A – Early Phase Services

F.	No Warranty for Shipped Biological Samples. When the Services ordered or commissioned under a Work Order are limited to the performance of a clinical trial with no laboratory analysis of the collected Biological Samples, Syneos Health shall ship to Sponsor or to any third party designated in writing by Sponsor, at Sponsor’s risk and expense, the Biological Samples “as is”. Syneos Health makes no representation or warranty, express or implied, that Biological Samples are free from harmful biological or infectious agents or organisms and are otherwise merchantable or fit for a particular purpose or use. Syneos Health ensures that only trained and certified personnel prepare shipments of hazardous materials such as Biological Samples and dry ice. Syneos Health shall package and ship the Biological Samples in compliance with the requirements of all Applicable Law.

G.	Record Retention and Protection.

1.	Use – If processing on Sponsor’s behalf any personal data, Syneos Health shall only do so in accordance with Sponsor’s instructions and the Applicable Laws and for no other purpose, and shall take all appropriate technical and organizational measures to prevent the unauthorized or unlawful processing or accidental loss or destruction of, or damage to, or disclosure of such data.

2.	Storage, Return and Destruction – Upon completion of the services hereunder, Syneos Health agrees to keep and maintain the Work Products, for a period of one (1) year after completion of the relevant services. One (1) month before the expiry of such period, Syneos Health shall send an authorization request form to Sponsor to determine if such records shall continue to be archived, destroyed or returned to Sponsor at Sponsor’s risk and expense. In no event shall Syneos Health destroy such records without prior written confirmation from Sponsor. Should Sponsor either request a longer period of storage of the records or not respond in writing to such request within thirty (30) days following its notification, Syneos Health shall continue to retain these records at the rate of USD1,500 for each additional five (5) years (or portion thereof) of record retention. The record retention fees shall be invoiced at the beginning of each five (5)-year period and is payable in accordance with the payment terms set forth herein. Syneos Health shall store the foregoing items in accordance with the Applicable Laws, in suitable storage facilities, and shall be responsible for the safekeeping and storage of all such foregoing items. In addition, Syneos Health may continue to retain any such records or copies thereof as is reasonable necessary to comply with its regulatory or insurance obligations, subject to Syneos Health’s obligations of confidentiality as set forth in this Agreement. Notwithstanding anything to the contrary herein contained, in the event that Syneos Health determines to cease licensing or maintenance of any software or electronic systems on which the Work Products are stored, Syneos Health will deliver to Sponsor such Work Products in the format in which they are stored and will have no further record retention obligations with respect to such Work Products except as mandated by Applicable Laws.

H.	Protocol Designs, Methods and Standard Operating Procedures. IN NO EVENT SHALL SYNEOS HEALTH BE HELD LIABLE FOR ANY DELAY, COSTS OR OTHER CONSEQUENCES ARISING FROM ITS PROTOCOL DESIGN, METHODS AND/OR STANDARD OPERATING PROCEDURES BECOMING NON-COMPLIANT AS A RESULT OF NEW SCIENTIFIC, INDUSTRY, GOVERNMENT OR REGULATORY STANDARDS OR REQUIREMENTS THAT BECAME IN FULL FORCE AND EFFECT (WITHOUT RETROACTIVE EFFECT) AFTER THE REFERENCE PERIOD.

I.	Early Postponement or Cancellation. In the event of the postponement or cancellation by Sponsor of the performance of the Services that (i) occurs thirty-five (35) days or less before the first dosing of the first subject of any group of any period of the Study (“Dosing Date”) (when the Services include the performance of a clinical trial); and (ii) is not caused by a breach by Syneos Health of its obligations hereunder, Sponsor shall then pay Syneos Health the following postponement/cancellation fees (in addition of all costs and reasonable direct expenses incurred by Syneos Health up to the date of postponement or cancellation):

Appendix A – Early Phase Services

Days before Dosing Date	Postponement/Cancellation Fees
29 to 35	5% of Study budget (less subject stipends and Pass Through Costs) for the applicable Study cohorts affected by such postponement or cancellation
22 to 28	10% of Study budget (less subject stipends and Pass Through Costs) for the applicable Study cohorts affected by such postponement or cancellation
15 to 21	15% of Study budget (less subject stipends and Pass Through Costs) for the applicable Study cohorts affected by such postponement or cancellation
8 to 14	20% of Study budget (less subject stipends and Pass Through Costs) for the applicable Study cohorts affected by such postponement or cancellation
0 to 7	30% of Study budget (less subject stipends and Pass Through Costs) for the applicable Study cohorts affected by such postponement or cancellation

J.	Late Postponement or Cancellation. In the event of the postponement or cancellation by Sponsor of the Study that (i) occurs after the Dosing Date and (ii) occurs for any reason other than a) a breach by Syneos Health of its obligations hereunder or b) as a direct result of safety data received by Sponsor from Syneos Health, Sponsor shall then pay Syneos Health, (x) all fees owed for all outstanding non-terminable or non-cancellable obligations (whether such obligations are due and payable before, on or after the date of termination or postponement) incurred by Syneos Health until the date of early termination or postponement, and for which Syneos Health has not yet been paid, plus (y) fees on the remaining affected cohorts only (as calculated using the percentages in the table above). Sponsor shall in no event be invoiced an incremental fee related to a completed period of the Study.

Appendix A – Early Phase Services

APPENDIX B

Data Processing Addendum

Based on the General Data Protection Regulation (GDPR) and European Commission Decision 2010/87/EU - Standard Contractual Clauses (Processors)

This Data Processing Addendum (“DPA”) forms part of the Master Services Agreement (or other such titled written or electronic agreement addressing the same subject matter) between Syneos Health Affiliates including any legacy INC Research or inVentiv Health legal entity that is a party to the underlying Agreement(s) and any entity that directly or indirectly controls, is controlled by or is under common control with such entities (Syneos Health) and Sponsor for the purchase of Services to improve and accelerate the delivery of therapies (identified collectively either as the “Services” or otherwise in the applicable Agreement, and hereinafter defined as the “Services”), wherein such Agreement is hereinafter defined as the “Agreement” and whereby this DPA reflects the parties’ agreement with regard to the Processing of Personal Data. Sponsor enters into this DPA on behalf of itself and, to the extent required under applicable Data Protection Laws and Regulations, in the name and on behalf of its Authorized Affiliates, if and to the extent Syneos Health processes Personal Data for which such Authorized Affiliates qualify as the Controller. All capitalized terms not defined herein shall have the meaning set forth in the Agreement. In providing the Service to Sponsor pursuant to the Agreement, Syneos Health may Process Personal Data on behalf of Sponsor, and the parties agree to comply with the following provisions with respect to any Personal Data.

HOW TO EXECUTE THIS DPA

1. This DPA consists of distinct parts: this body and its set of definitions and provisions; the Standard Contractual Clauses; and Appendices

2. To complete this DPA, Sponsor must: (a) Complete the information in the signature box and sign on Page 10, complete the information as the data exporter on Page 11 (c) Complete the information in the signature box and sign on Pages19, 21 & 22.

APPLICATION OF THIS DPA

If the Sponsor entity signing this DPA is a party to the Agreement, then this DPA is an addendum to, and forms part of, the Agreement. In such case, the Syneos Health entity (i.e., either Syneos Health or a subsidiary of Syneos Health) that is party to the Agreement is party to this DPA.

If the Sponsor entity signing this DPA has executed an individual project agreement, referred to as a project agreement, work order, statement of work, or other form of contract (“Order Form”) with Syneos Health or its Affiliate pursuant to the Agreement, but is not itself a party to the Agreement, then this DPA is an addendum to that Order Form and applicable renewal contract, and the Syneos entity that is a party to such Order Form is a party to this DPA.

If the Sponsor entity signing this DPA is neither a party to an Order Form nor the Agreement, then this DPA is not valid and therefore is not legally binding. Such entity should request that the Sponsor entity who is a party to the Agreement executes this DPA.

DEFINITIONS

“Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Sponsor entity signing this Agreement. "Control," for purposes of this definition, means direct or indirect ownership or control of more than 50% of the voting interests of the subject entity.

“Authorized Affiliate” means any of Sponsor's Affiliate(s) which (a) is subject to the data protection laws and regulations of the European Union, the European Economic Area and/or their member states, Switzerland and/or the United Kingdom, and (b) is permitted to use the Service pursuant to the Agreement between Sponsor and Syneos Health, but has not signed its own Order Form with Syneos Health and is not a "Sponsor" as defined under this Agreement.

“Controller” means the entity which determines the purposes and means of the Processing of Personal Data.

“Sponsor Data” means all electronic data submitted by or on behalf of Sponsor, or an Authorized Affiliate, to the Service.

“Data Protection Laws and Regulations” means all laws and regulations, including laws and regulations of the European Union, the European Economic Area and their member states, Switzerland and the United Kingdom, applicable to the Processing of Personal Data under this Agreement.

“Data Subject” means the identified or identifiable person to whom Personal Data relates.

“GDPR” means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation).

“Personal Data” means any information relating to (i) an identified or identifiable natural person and, (ii) an identified or identifiable legal entity (where such information is protected similarly as personal data or personally identifiable information under applicable Data Protection Laws and Regulations), where for each (i) or (ii), such data is Sponsor Data.

“Processing” means any operation or set of operations which is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Processor” means the entity which Processes Personal Data on behalf of the Controller.

“Syneos Health ” means the Syneos Health entity which is a party to this Agreement, as specified in the section “Application of this DPA” above, being Syneos Health having its principal place of business at 1030 Sync Street, Morrisville, NC 27560.

“Standard Contractual Clauses” means the agreement executed by and between Sponsor and Syneos Health and included herein, pursuant to the European Commission’s decision (C(2010)593) of 5 February 2010 on Standard Contractual Clauses for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection.

“Sub-processor” means any Processor engaged by Syneos Health or an Affiliate of Syneos Health.

“Supervisory Authority” means an independent public authority which is established by an EU Member State pursuant to the GDPR.

TERMS

Provision of the Service

Syneos Health provides the Service to Sponsor under the Agreement. In connection with the Service, the parties anticipate that Syneos Health may Process Sponsor Data that contains Personal Data relating to Data Subjects.

The Parties’ Roles

The parties agree that with regard to the Processing of Personal Data, Sponsor is the Controller, Syneos Health is the Processor, and that Syneos Health or members of the Syneos Health will engage Sub-processors pursuant to the requirements of this DPA.

Sponsor Responsibilities

Sponsor shall, in its use of the Services, Process Personal Data in accordance with the requirements of Data Protection Laws and Regulations. For the avoidance of doubt, Sponsor’s instructions for the Processing of Personal Data shall comply with Data Protection Laws and Regulations. Sponsor shall have sole responsibility for the accuracy, quality, and legality of Personal Data and the means by which Sponsor acquires Personal Data.

Processing Purposes

Syneos Health shall keep Personal Data confidential and shall only Process Personal Data on behalf of and in accordance with Sponsor’s documented instructions for the following purposes: (i) Processing in accordance with the Agreement and applicable Order Form(s); (ii) Processing initiated by Users in their use of the Service; and (iii) Processing to comply with other documented, reasonable instructions provided by Sponsor (for example, via email) where such instructions are consistent with the terms of the Agreement. Syneos Health shall not be required to comply with or observe Sponsor’s instructions if such instructions would violate the GDPR or other EU law or EU member state data protection provisions.

Scope of Processing

The subject-matter of Processing of Personal Data by Syneos Health is the performance of the Service pursuant to the Agreement. The duration of the Processing shall be for the term of the Agreement. The nature and purpose of the Processing, the types of Personal Data and categories of Data Subjects Processed under this DPA are further specified below.

Data Subject Access Requests

To the extent legally permitted, Syneos Health shall promptly notify Sponsor if Syneos Health receives a request from a Data Subject to exercise the Data Subject's right of access, right to rectification, restriction of Processing, erasure (“right to be forgotten”), data portability, object to the Processing, or its right not to be subject to an automated individual decision making (“Data Subject Request”).

Factoring into account the nature of the Processing, Syneos Health shall assist Sponsor by appropriate organizational and technical measures, insofar as this is possible, for the fulfilment of Sponsor’s obligation to respond to a Data Subject Request under Data Protection Laws and Regulations.

In addition, to the extent Sponsor, in its use of the Service, does not have the ability to address a Data Subject Request, Syneos Health shall, upon Sponsor’s request, provide commercially-reasonable efforts to assist Sponsor in responding to such Data Subject Request, to the extent that Syneos Health is legally authorized to do so, and the response to such Data Subject Request is required under Data Protection Laws and Regulations.

Syneos Health Personnel

Syneos Health shall ensure that its personnel engaged in the Processing of Personal Data are informed of the confidential nature of the Personal Data, have received appropriate training regarding their responsibilities, and have executed written confidentiality agreements.

Syneos Health shall take commercially-reasonable steps to ensure the reliability of any Syneos Health personnel engaged in the Processing of Personal Data.

Syneos Health shall ensure that Syneos Health’s access to Personal Data is limited to those personnel assisting in the provision of the Service in accordance with the Agreement.

Data Protection Officer

Syneos Health has appointed a data protection officer and may be reached at data.privacy@SyneosHealth.com.

Syneos Health’s Sub-processors

Sponsor has instructed or authorized the use of Sub-processors to assist Syneos Health with respect to the provision of the Services. Syneos Health has entered into a written agreement with each Sub-processor containing data protection obligations not; less protective than those in this Agreement with respect to the protection of Sponsor Data to the extent applicable to the nature of the Services provided by such Sub-processor.

Upon written request of the Sponsor, Syneos Health will provide to Sponsor a list of its then-current Sub-processors. Sponsor acknowledges and agrees that (a) Syneos Health’s Affiliates may be retained as Sub-processors; and (b) Syneos Health and Syneos Health’s Affiliates respectively may engage third-party Sub-processors in connection with the provision of the Services.

Syneos Health shall provide notification of a new Sub-processor(s) before authorizing any new Sub-processor(s) to process Personal Data in connection with the provision of the applicable Service. In order to exercise its right to object to Syneos Health’s use of a new Sub-processor, Sponsor shall notify Syneos Health promptly in writing within ten (10) business days after receipt of Syneos Health’s notice.. In the event Sponsor objects to a new Sub-processor, and that objection is not unreasonable, Syneos Health will use reasonable efforts to make available to Sponsor a change in the Services or recommend a commercially-reasonable change to Sponsor’s configuration or use of the Services to avoid Processing of Personal Data by the objected-to new Sub-processor without unreasonably burdening the Sponsor. If Syneos Health is unable to make available such change within a reasonable time period, which shall not exceed thirty (30) days, Sponsor may terminate the applicable Agreement(s) with respect only to those aspects of the Services which cannot be provided by Syneos Health without the use of the rejected new Sub-processor by providing written notice to Syneos Health. The parties agree that the copies of the Sub-processor agreements that must be provided by Syneos Health to Sponsor pursuant to Clause 5(j) of the Standard Contractual Clauses may have all commercial information, or clauses unrelated to the Standard Contractual Clauses or their equivalent, removed by Syneos Health and, that such copies will be provided by Syneos Health, in a manner to be determined in its discretion, only upon request by Sponsor.

Liability for Sub-processors

Syneos Health shall be liable for the acts and omissions of its Sub-processors to the same extent Syneos Health would be liable if performing the services of each Sub-processor directly under the terms of this DPA, except as otherwise set forth in the Agreement.

Security Measures

Syneos Health shall maintain appropriate organizational and technical measures for protection of the security (including protection against unauthorized or unlawful Processing, and against unlawful or accidental destruction, alteration or damage or loss, unauthorized disclosure of, or access to, Sponsor Data), confidentiality, and integrity of Sponsor Data, as set forth in Syneos Health’s applicable Security Documentation. Syneos Health regularly monitors compliance with these measures. Syneos Health will not materially decrease the overall security of the Service during Sponsor’s and/or Authorized Affiliates’ Agreement term.

Controls for the Protection of Customer Data

Syneos Health shall maintain appropriate technical and organizational measures for protection of the security (including protection against unauthorized or unlawful Processing and against accidental or unlawful destruction, loss or alteration or damage, unauthorized disclosure of, or access to, Sponsor Data), confidentiality and integrity of Sponsor Data Documentation. Syneos Health regularly monitors compliance with these measures. Syneos will not materially decrease the overall security of the Services for the duration of the Agreement.

Syneos Health maintains security incident management policies and procedures and shall, notify Customer without undue delay after becoming aware of the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to Sponsor Data, including Personal Data, transmitted, stored or otherwise Processed by Syneos Health or its Sub-processors of which Syneos Health becomes aware (a “Sponsor Data Incident”). Syneos Health shall make reasonable efforts to identify the cause of such Sponsor Data Incident and take those steps as Syneos Health deems necessary and reasonable in order to remediate the cause of such a Sponsor Data Incident to the extent the remediation is within Syneos Health’s reasonable control. The obligations herein shall not apply to incidents that are caused by Sponsor or Sponsor’s Users.

Third-Party Certifications and Audit Results

Upon Sponsor’s written request at reasonable intervals, and subject to the confidentiality obligations set forth in the Agreement, Syneos Health shall make available to Sponsor a copy of Syneos Health’s then most recent third-party certifications or audit results, as applicable.

Notifications Regarding Sponsor Data

Syneos Health has in place reasonable and appropriate security incident management policies and procedures and shall notify Sponsor without undue delay after becoming aware of the unlawful or accidental destruction, alteration or damage or loss, unauthorized disclosure of, or access to, Sponsor Data, including Personal Data, transmitted, stored or otherwise Processed by Syneos Health or its Sub-processors of which Syneos Health becomes aware (hereinafter, a “Sponsor Data Incident”), as required to assist the Sponsor in ensuring compliance with its obligations to notify the Supervisory Authority in the event of Personal Data breach. Syneos Health shall make reasonable efforts to identify the cause of such Sponsor Data Incident, and take those steps as Syneos Health deems necessary and reasonable in order to remediate the cause of such a Sponsor Data Incident, to the extent that the remediation is within Syneos Health’s reasonable control. The obligations set forth herein shall not apply to incidents that are caused by either Sponsor or Sponsor’s Users.

Return or Deletion of Sponsor Data

Syneos Health shall return Sponsor Data to Sponsor and, to the extent allowed by applicable law, delete Sponsor Data in accordance with the procedures and time periods specified in the Agreement and any further instructions, unless the retention of the data is required according to mandatory statutory laws.

The parties agree that the certification of deletion of Personal Data that is described in Clause 12(1) of the Standard Contractual Clauses shall be provided by Syneos Health to Sponsor only upon Sponsor’s request.

Authorized Affiliates

The parties agree that, by executing the DPA, the Sponsor enters into the DPA on behalf of itself and, as applicable, in the name and on behalf of its Authorized Affiliate(s), thereby establishing a separate DPA between Syneos Health and each such Authorized Affiliate, subject to the provisions of the Agreement. Each Authorized Affiliate agrees to be bound by the obligations under this DPA and, to the extent applicable, the Agreement. An Authorized Affiliate is not and does not become a party to the Agreement, and is only a party to the DPA. All access to and use of the Service by Authorized Affiliate(s) must comply with the terms and conditions of the Agreement and any violation thereof by an Authorized Affiliate shall be deemed a violation by Sponsor.

Communications

The Sponsor that is the contracting party to the Agreement shall remain responsible for coordinating all communication with Syneos Health under this Agreement, and shall be entitled to transmit and receive any communication in relation to this Agreement on behalf of its Authorized Affiliate(s).

Exercise of Rights

Where an Authorized Affiliate becomes a party to the Agreement, it shall to the extent required under applicable Data Protection Laws and Regulations be entitled to exercise the rights and seek remedies under this DPA, except where applicable Data Protection Laws and Regulations require the Authorized Affiliate to exercise a right or seek any remedy under this DPA against Syneos Health directly by itself, the parties agree that (i) solely the Sponsor that is the contracting party to the Agreement shall exercise any such right or seek any such remedy on behalf of the Authorized Affiliate, and (ii) the Sponsor that is the contracting party to the Agreement shall exercise any such rights under this DPA in a combined manner for all of its Authorized Affiliates together, instead of doing so separately for each Authorized Affiliate.

Limitations of Liability

Each party’s and all of its Affiliates’ liability, taken together in the aggregate, arising out of or related to this DPA, and all Agreements between Authorized Affiliates and Syneos Health , whether in contract, tort or under any other theory of liability, is subject to the ‘Limitation of Liability’ section of the Agreement, and any reference in such section to the liability of a party means the aggregate liability of that party and all of its Affiliates under the Agreement and all Agreements together. Syneos Health 's and its Affiliates’ total liability for all claims from the Sponsor and all of its Authorized Affiliates arising out of or related to the Agreement and each Agreement shall apply in the aggregate for all claims under both the Agreement and all Agreements established under this DPA, including by Sponsor and all Authorized Affiliates, and shall not be understood to apply individually and severally to Sponsor and/or to any Authorized Affiliate that is a contractual party to any such Agreement. Each reference to the DPA herein means this DPA including its Appendices.

European Specific Provisions

GDPR

Syneos Health will Process Personal Data in accordance with the GDPR requirements directly applicable to Syneos Health's provision of the Service.

Data Protection Impact Assessment

Upon Sponsor’s request, Syneos Health shall provide Sponsor with reasonable cooperation and assistance needed to fulfil Sponsor’s obligation under the GDPR to carry out a data protection impact assessment related to Sponsor’s use of the Service, to the extent Sponsor does not otherwise have access to the relevant information, and to the extent such information is available to Syneos Health. Syneos Health shall provide reasonable assistance to Sponsor in the cooperation or prior consultation with the Supervisory Authority in the performance of its tasks relating to this DPA, to the extent required under the GDPR.

Privacy Shield

INC Research, LLC complies with the EU-U.S. Privacy Shield Framework and the Swiss-U.S. Privacy Shield Framework as set forth by the U.S. Department of Commerce regarding the collection, use and retention of personal information transferred from the European Union and Switzerland to the United States, respectively. INC Research, LLC has certified to the Department of Commerce that it adheres to the Privacy Shield Principles. If there is any conflict between the terms in this Privacy Notice and the Privacy Shield Principles, the Privacy Shield Principles shall govern.

When data is stored or processed by Syneos Health legal entities that have not certified participation with the EU-U.S. and Swiss-US Privacy Shield programs, Syneos Health uses alternative means of meeting the adequacy requirements of the applicable data protection laws, such as executing Standard Contractual clauses.

Standard Contractual Clauses

The Standard Contractual Clauses apply to (i) the legal entity that has executed this DPA as a data exporter and its Authorized Affiliates and, (ii) all Affiliates of Sponsor established within the European Economic Area, Switzerland and the United Kingdom, which have signed Order Forms for the Service. For the purpose of the Standard Contractual Clauses the aforementioned entities shall be deemed “data exporters.”

Sponsor’s Processing Instructions

This DPA is Sponsor’s complete and final instructions at the time of signature of the DPA to Syneos Health for the Processing of Personal Data. Any additional or alternate instructions must be agreed upon separately. For the purposes of Clause 5(a) of the Standard Contractual Clauses, the following is deemed an instruction by the Sponsor to process Personal Data: (a) Processing in accordance with the Agreement and applicable Order Form(s); (b) Processing initiated by Users in their use of the Service; and (c) Processing to comply with other reasonable instructions provided by Sponsor (e.g., via email) where such instructions are consistent with the terms of the Agreement.

Audits

The parties agree that the audits described in Clause 5(f) and Clause 12(2) of the Standard Contractual Clauses shall be carried out in accordance with the following specifications: following Sponsor’s written request, and subject to the confidentiality obligations set forth in the Agreement, Syneos Health shall make available to Sponsor information regarding the Syneos Health Group’s compliance with the obligations set forth in this DPA in the form of the third-party certifications and audits to the extent that Syneos Health makes them generally available to its Sponsors. Sponsor may contact Syneos Health, in accordance with the “Notices” Section of the DPA to request an on-site audit of the procedures relevant to the protection of Personal Data. Sponsor shall reimburse Syneos Health for any time expended for any such on-site audit at the Syneos Health’s then-current professional services rates, which shall be made available to Sponsor upon request. Before the commencement of any such on-site audit, Sponsor and Syneos Health shall mutually agree upon the scope, timing, and duration of the audit in addition to the reimbursement rate for which Sponsor shall be responsible. All reimbursement rates shall be reasonable, taking into account the resources expended by Syneos Health. Sponsor shall promptly notify Syneos Health and provide information about any actual or suspected non-compliance discovered during an audit. The provision in this section shall by no means derogate from or materially alter the provisions on audits as specified in the Standard Contractual Clauses.

Order of Precedence

With respect to the rights and obligation of the parties vis-à-vis each other, in the event of a conflict between the terms of the Agreement and this DPA, the terms of this DPA will control. In the event of a conflict between the terms of the Agreement and the Standard Contractual Clauses, the Standard Contractual Clauses will prevail.

IN WITNESS WHEREOF, the following have caused this Data Processing Addendum to be executed by their respective duly authorized representatives effective as of the Effective Date.

SYNEOS HEALTH, LLC		ACURX PHARMACEUTICALS, LLC

By:	/s/ Kristen Greene	By:	/s/ Robert J, DeLuccia

Name:	Kristen Greene	Name:	Robert J. DeLuccia

Title:	Senior Corporate Counsel	Title:	Co-Founder & Managing Partner

Date:	October 9, 2019	Date:	October 11, 2019

SCHEDULE 1

STANDARD CONTRACTUAL CLAUSES

[These Clauses are deemed to be amended from time to time, to the extent that they relate to a Restricted Transfer which is subject to the Data Protection Laws of a given country or territory, to reflect (to the extent possible without material uncertainty as to the result) any change (including any replacement) made in accordance with those Data Protection Laws (i) by the Commission to or of the equivalent contractual clauses approved by the Commission under EU Directive 95/46/EC or the GDPR (in the case of the Data Protection Laws of the European Union or a Member State); or (ii) by an equivalent competent authority to or of any equivalent contractual clauses approved by it or by another competent authority under another Data Protection Law (otherwise).]

[If these Clauses are not governed by the law of a Member State, the terms "Member State" and "State" are replaced, throughout, by the word "jurisdiction".]

Standard Contractual Clauses (processors)

For the purposes of Article 26(2) of Directive 95/46/EC for the transfer of personal data to processors established in third countries which do not ensure an adequate level of data protection [This opening recital is deleted if these Clauses are not governed by the law of a member state of the EEA.]

[The gaps below are populated with details of the relevant Company Group Member:]

Name of the data exporting organisation:

Address:

Tel.: ____________; fax: __________________; e-mail: __________________

Other information needed to identify the organisation

……………………………………………………………
(the data exporter)

And

[The gaps below are populated with details of the relevant Contracted Processor:]

Syneos Health, LLC.

Address: 1030 Sync Street, Morrisville, NC 27560

Tel.: ________________; fax: _________________; e-mail: data.privacy@syneoshealth.com

Other information needed to identify the organisation:

…………………………………………………………………
(the data importer)

each a “party”; together “the parties”,

SCHEDULE 1

STANDARD CONTRACTUAL CLAUSES

HAVE AGREED on the following Contractual Clauses (the Clauses) in order to adduce adequate safeguards with respect to the protection of privacy and fundamental rights and freedoms of individuals for the transfer by the data exporter to the data importer of the personal data specified in Appendix 1.

Background

The data exporter has entered into a data processing addendum (“DPA”) with the data importer. Pursuant to the terms of the DPA, it is contemplated that services provided by the data importer will involve the transfer of personal data to data importer. Data importer is located in a country not ensuring an adequate level of data protection. To ensure compliance with Directive 95/46/EC and applicable data protection law, the controller agrees to the provision of such Services, including the processing of personal data incidental thereto, subject to the data importer’s execution of, and compliance with, the terms of these Clauses.

Clause 1

Definitions

For the purposes of the Clauses:

(a)	'personal data', 'special categories of data', 'process/processing', 'controller', 'processor', 'data subject' and 'supervisory authority' shall have the same meaning as in Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing of personal data and on the free movement of such data; [If these Clauses are governed by a law which extends the protection of data protection laws to corporate persons, the words “except that, if these Clauses govern a transfer of data relating to identified or identifiable corporate (as well as natural) persons, the definition of "personal data" is expanded to include those data” are added.]

(b)	'the data exporter' means the controller who transfers the personal data;

(c)	'the data importer' means the processor who agrees to receive from the data exporter personal data intended for processing on his behalf after the transfer in accordance with his instructions and the terms of the Clauses and who is not subject to a third country's system ensuring adequate protection within the meaning of Article 25(1) of Directive 95/46/EC; [If these Clauses are not governed by the law of a Member State, the words "and who is not subject to a third country's system ensuring adequate protection within the meaning of Article 25(1) of Directive 95/46/EC" are deleted.]

(d)	'the subprocessor' means any processor engaged by the data importer or by any other subprocessor of the data importer who agrees to receive from the data importer or from any other subprocessor of the data importer personal data exclusively intended for processing activities to be carried out on behalf of the data exporter after the transfer in accordance with his instructions, the terms of the Clauses and the terms of the written subcontract;

SCHEDULE 1

STANDARD CONTRACTUAL CLAUSES

(e)	'the applicable data protection law' means the legislation protecting the fundamental rights and freedoms of individuals and, in particular, their right to privacy with respect to the processing of personal data applicable to a data controller in the Member State in which the data exporter is established;

(f)	'technical and organisational security measures' means those measures aimed at protecting personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing.

Clause 2

Details of the transfer

The details of the transfer and in particular the special categories of personal data where applicable are specified in Appendix 1 which forms an integral part of the Clauses.

Clause 3

Third-party beneficiary clause

1.	The data subject can enforce against the data exporter this Clause, Clause 4(b) to (i), Clause 5(a) to (e), and (g) to (j), Clause 6(1) and (2), Clause 7, Clause 8(2), and Clauses 9 to 12 as third-party beneficiary.

2.	The data subject can enforce against the data importer this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where the data exporter has factually disappeared or has ceased to exist in law unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law, as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity.

3.	The data subject can enforce against the subprocessor this Clause, Clause 5(a) to (e) and (g), Clause 6, Clause 7, Clause 8(2), and Clauses 9 to 12, in cases where both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, unless any successor entity has assumed the entire legal obligations of the data exporter by contract or by operation of law as a result of which it takes on the rights and obligations of the data exporter, in which case the data subject can enforce them against such entity. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

4.	The parties do not object to a data subject being represented by an association or other body if the data subject so expressly wishes and if permitted by national law.

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STANDARD CONTRACTUAL CLAUSES

Clause 4

Obligations of the data exporter

The data exporter agrees and warrants:

(a)	that the processing, including the transfer itself, of the personal data has been and will continue to be carried out in accordance with the relevant provisions of the applicable data protection law (and, where applicable, has been notified to the relevant authorities of the Member State where the data exporter is established) and does not violate the relevant provisions of that State;

(b)	that it has instructed and throughout the duration of the personal data processing services will instruct the data importer to process the personal data transferred only on the data exporter's behalf and in accordance with the applicable data protection law and the Clauses;

(c)	that the data importer will provide sufficient guarantees in respect of the technical and organisational security measures specified in Appendix 2 to this contract;

(d)	that after assessment of the requirements of the applicable data protection law, the security measures are appropriate to protect personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing, and that these measures ensure a level of security appropriate to the risks presented by the processing and the nature of the data to be protected having regard to the state of the art and the cost of their implementation;

(e)	that it will ensure compliance with the security measures;

(f)	that, if the transfer involves special categories of data, the data subject has been informed or will be informed before, or as soon as possible after, the transfer that its data could be transmitted to a third country not providing adequate protection within the meaning of Directive 95/46/EC; [If these Clauses are not governed by the law of a Member State, the words "within the meaning of Directive 95/46/EC" are deleted.]

(g)	to forward any notification received from the data importer or any subprocessor pursuant to Clause 5(b) and Clause 8(3) to the data protection supervisory authority if the data exporter decides to continue the transfer or to lift the suspension;

(h)	to make available to the data subjects upon request a copy of the Clauses, with the exception of Appendix 2, and a summary description of the security measures, as well as a copy of any contract for subprocessing services which has to be made in accordance with the Clauses, unless the Clauses or the contract contain commercial information, in which case it may remove such commercial information;

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STANDARD CONTRACTUAL CLAUSES

(i)	that, in the event of subprocessing, the processing activity is carried out in accordance with Clause 11 by a subprocessor providing at least the same level of protection for the personal data and the rights of data subject as the data importer under the Clauses; and

(j)	that it will ensure compliance with Clause 4(a) to (i).

Clause 5

Obligations of the data importer

The data importer agrees and warrants:

(a)	to process the personal data only on behalf of the data exporter and in compliance with its instructions and the Clauses; if it cannot provide such compliance for whatever reasons, it agrees to inform promptly the data exporter of its inability to comply, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(b)	that it has no reason to believe that the legislation applicable to it prevents it from fulfilling the instructions received from the data exporter and its obligations under the contract and that in the event of a change in this legislation which is likely to have a substantial adverse effect on the warranties and obligations provided by the Clauses, it will promptly notify the change to the data exporter as soon as it is aware, in which case the data exporter is entitled to suspend the transfer of data and/or terminate the contract;

(c)	that it has implemented the technical and organisational security measures specified in Appendix 2 before processing the personal data transferred;

(d)	that it will promptly notify the data exporter about:

(i)	any legally binding request for disclosure of the personal data by a law enforcement authority unless otherwise prohibited, such as a prohibition under criminal law to preserve the confidentiality of a law enforcement investigation,

(ii)	any accidental or unauthorised access, and

(iii)	any request received directly from the data subjects without responding to that request, unless it has been otherwise authorised to do so;

(e)	to deal promptly and properly with all inquiries from the data exporter relating to its processing of the personal data subject to the transfer and to abide by the advice of the supervisory authority with regard to the processing of the data transferred;

(f)	at the request of the data exporter to submit its data processing facilities for audit of the processing activities covered by the Clauses which shall be carried out by the data exporter or an inspection body composed of independent members and in possession of the required professional qualifications bound by a duty of confidentiality, selected by the data exporter, where applicable, in agreement with the supervisory authority;

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STANDARD CONTRACTUAL CLAUSES

(g)	to make available to the data subject upon request a copy of the Clauses, or any existing contract for subprocessing, unless the Clauses or contract contain commercial information, in which case it may remove such commercial information, with the exception of Appendix 2 which shall be replaced by a summary description of the security measures in those cases where the data subject is unable to obtain a copy from the data exporter;

(h)	that, in the event of subprocessing, it has previously informed the data exporter and obtained its prior written consent;

(i)	that the processing services by the subprocessor will be carried out in accordance with Clause 11;

(j)	to send promptly a copy of any subprocessor agreement it concludes under the Clauses to the data exporter.

Clause 6

Liability

1.	The parties agree that any data subject, who has suffered damage as a result of any breach of the obligations referred to in Clause 3 or in Clause 11 by any party or subprocessor is entitled to receive compensation from the data exporter for the damage suffered.

2.	If a data subject is not able to bring a claim for compensation in accordance with paragraph 1 against the data exporter, arising out of a breach by the data importer or his subprocessor of any of their obligations referred to in Clause 3 or in Clause 11, because the data exporter has factually disappeared or ceased to exist in law or has become insolvent, the data importer agrees that the data subject may issue a claim against the data importer as if it were the data exporter, unless any successor entity has assumed the entire legal obligations of the data exporter by contract of by operation of law, in which case the data subject can enforce its rights against such entity.

The data importer may not rely on a breach by a subprocessor of its obligations in order to avoid its own liabilities.

3.	If a data subject is not able to bring a claim against the data exporter or the data importer referred to in paragraphs 1 and 2, arising out of a breach by the subprocessor of any of their obligations referred to in Clause 3 or in Clause 11 because both the data exporter and the data importer have factually disappeared or ceased to exist in law or have become insolvent, the subprocessor agrees that the data subject may issue a claim against the data subprocessor with regard to its own processing operations under the Clauses as if it were the data exporter or the data importer, unless any successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law, in which case the data subject can enforce its rights against such entity. The liability of the subprocessor shall be limited to its own processing operations under the Clauses.

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STANDARD CONTRACTUAL CLAUSES

Clause 7

Mediation and jurisdiction

1.	The data importer agrees that if the data subject invokes against it third-party beneficiary rights and/or claims compensation for damages under the Clauses, the data importer will accept the decision of the data subject:

(a)	to refer the dispute to mediation, by an independent person or, where applicable, by the supervisory authority;

(b)	to refer the dispute to the courts in the Member State in which the data exporter is established.

2.	The parties agree that the choice made by the data subject will not prejudice its substantive or procedural rights to seek remedies in accordance with other provisions of national or international law.

Clause 8

Cooperation with supervisory authorities

1.	The data exporter agrees to deposit a copy of this contract with the supervisory authority if it so requests or if such deposit is required under the applicable data protection law.

2.	The parties agree that the supervisory authority has the right to conduct an audit of the data importer, and of any subprocessor, which has the same scope and is subject to the same conditions as would apply to an audit of the data exporter under the applicable data protection law.

3.	The data importer shall promptly inform the data exporter about the existence of legislation applicable to it or any subprocessor preventing the conduct of an audit of the data importer, or any subprocessor, pursuant to paragraph 2. In such a case the data exporter shall be entitled to take the measures foreseen in Clause 5 (b).

Clause 9

Governing Law

The Clauses shall be governed by the law of the Member State in which the data exporter is established.

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STANDARD CONTRACTUAL CLAUSES

Clause 10

Variation of the contract

The parties undertake not to vary or modify the Clauses. This does not preclude the parties from adding clauses on business related issues where required as long as they do not contradict the Clause.

Clause 11

Subprocessing

1.	The data importer shall not subcontract any of its processing operations performed on behalf of the data exporter under the Clauses without the prior written consent of the data exporter. Where the data importer subcontracts its obligations under the Clauses, with the consent of the data exporter, it shall do so only by way of a written agreement with the subprocessor which imposes the same obligations on the subprocessor as are imposed on the data importer under the Clauses. Where the subprocessor fails to fulfil its data protection obligations under such written agreement the data importer shall remain fully liable to the data exporter for the performance of the subprocessor's obligations under such agreement.

2.	The prior written contract between the data importer and the subprocessor shall also provide for a third-party beneficiary clause as laid down in Clause 3 for cases where the data subject is not able to bring the claim for compensation referred to in paragraph 1 of Clause 6 against the data exporter or the data importer because they have factually disappeared or have ceased to exist in law or have become insolvent and no successor entity has assumed the entire legal obligations of the data exporter or data importer by contract or by operation of law. Such third-party liability of the subprocessor shall be limited to its own processing operations under the Clauses.

3.	The provisions relating to data protection aspects for subprocessing of the contract referred to in paragraph 1 shall be governed by the law of the Member State in which the data exporter is established.

4.	The data exporter shall keep a list of subprocessing agreements concluded under the Clauses and notified by the data importer pursuant to Clause 5 (j), which shall be updated at least once a year. The list shall be available to the data exporter's data protection supervisory authority.

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STANDARD CONTRACTUAL CLAUSES

Clause 12

Obligations after the termination of personal data processing services

1.	The parties agree that on the termination of the provision of data processing services, the data importer and the subprocessor shall, at the choice of the data exporter, return all the personal data transferred and the copies thereof to the data exporter or shall destroy all the personal data and certify to the data exporter that it has done so, unless legislation imposed upon the data importer prevents it from returning or destroying all or part of the personal data transferred. In that case, the data importer warrants that it will guarantee the confidentiality of the personal data transferred and will not actively process the personal data transferred anymore.

2.	The data importer and the subprocessor warrant that upon request of the data exporter and/or of the supervisory authority, it will submit its data processing facilities for an audit of the measures referred to in paragraph 1.

On behalf of the data exporter	On behalf of the data importer

Name:	Name:

Signature:	Signature:

Title:	Title:

Date:	Date:

APPENDIX 1 TO THE STANDARD CONTRACTUAL CLAUSES

DETAILS OF THE PROCESSING

This Appendix forms part of the Clauses and must be completed and signed by the parties.

Nature and Purpose of Processing

Syneos Health shall Process Personal Data as necessary to perform the Services pursuant to the Agreement, as further instructed by Customer in its use of the Services.

Duration of Processing

Syneos Health shall Process Personal Data for the duration of the Agreement, unless otherwise agreed upon in writing.

Processing Operations

The objective of Processing of Personal Data by data importer is the performance of the Services pursuant to the Agreement.

Data exporter

Data Exporter is (i) the legal entity that has executed the Agreement and, (ii) all Affiliates (as defined in the Agreement) of Sponsor established within the European Economic Area (EEA) and Switzerland that have contracted Syneos Health Services on the basis of one or more Agreements.

Data importer

Syneos Health is a Clinical Research Organization which processes personal data upon the instruction of the data exporter in order to deliver the services in accordance with the terms of the Agreement.

Data subjects

Data exporter may submit Personal Data to the Services, the extent of which is determined and controlled by the data exporter in its sole discretion, and which may include, but is not limited to Personal Data relating to the following categories of data subjects:

•	Study participants, potential study participants, site staff, business partners and vendors of data exporter (who are natural persons)

•	Employees or contact persons, business partners and vendors of data exporter

•	Employees, agents, advisors, freelancers of the data exporter (who are natural persons)

•	Data exporter’s Users authorized by data exporter to use the Services

APPENDIX 1 TO THE STANDARD CONTRACTUAL CLAUSES

DETAILS OF THE PROCESSING

Categories of data

Data exporter may submit Personal Data to the Services, the extent of which is determined and controlled by the data exporter in its sole discretion, and which may include, but is not limited to the following categories of Personal Data:

•	First and last name

•	Title

•	Position

•	Employer

•	Contact information (company, email, phone, physical address)

•	ID data

•	Professional life data

•	Personal life data (banking & financial details)

•	Connection Data

•	Localization Data

Special categories of data

Data exporter may submit Personal Data to the Services, the extent of which is determined and controlled by the data exporter in its sole discretion, and which may include, but is not limited to Personal Data with information revealing racial or ethnic origin, political opinions, religious or philosophical beliefs, trade-union membership and data concerning health or sex life.

Processing operations

The personal data transferred will be subject to the following basic processing activities (please specify):

The objective of Processing of Personal Data by data importer is the performance of the Services pursuant to the Agreement.

Name:	Name:

Signature:	Signature:

Title:	Title:

Date:	Date:

APPENDIX 1 TO THE STANDARD CONTRACTUAL CLAUSES

DETAILS OF THE PROCESSING

This Appendix forms part of the Clauses and must be completed and signed by the parties.

Description of the technical and organisational security measures implemented by the data importer in accordance with Clauses 4(d) and 5(c):

Data importer shall maintain appropriate technical and organizational measures for protection of the security (including protection against unauthorized or unlawful Processing and against accidental or unlawful destruction, loss or alteration or damage, unauthorized disclosure of, or access to, Sponsor Data), confidentiality and integrity of Sponsor Data. Syneos Health regularly monitors compliance with these measures. Syneos Health will not materially decrease the overall security of the Services for the duration of the Agreement.

On behalf of the data exporter	On behalf of the data importer

Name:	Name:

Signature:	Signature:

Title:	Title:

Date:	Date:

Appendix B – Data Processing